UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 7, 2009
ODYSSEY RE HOLDINGS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-16535 (Commission File Number)	52-2301683 (I.R.S. Employer Identification No.)
300 First Stamford Place
Stamford, Connecticut 06902
(Address of Principal Executive Offices) (Zip Code)
(203) 977-8000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since
Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On October 7, 2009, the directors of Odyssey Re Holdings Corp. (the “Company”), the Company (as a nominal defendant), Fairfax Financial Holdings Limited (“Fairfax”) and Fairfax Investments USA Corp. (“Merger Sub”) (collectively, the “Defendants”) were served with a purported stockholder derivative and class action complaint, dated October 7, 2009, filed in the Superior Court of Connecticut, Judicial District of Stamford/Norwalk. The action, captioned CapGrowth Partners v. V. Prem Watsa, et al., Docket No. CV09-6002152-S (the “CapGrowth Complaint”), purports to assert claims against the members of the Company’s board of directors for alleged breaches of their fiduciary duties to the Company’s stockholders in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of September 18, 2009, among the Company, Fairfax and Merger Sub, including the merger contemplated thereby and Merger Sub’s cash tender offer to purchase all of the Company’s outstanding common stock, other than those shares of common stock held by Fairfax and its subsidiaries, at a price of $65.00 per share, net to the seller in cash, without interest thereon and less any applicable withholding of taxes, and a claim against Fairfax and Merger Sub for allegedly aiding and abetting such alleged breaches of fiduciary duties. The CapGrowth Complaint seeks, among other relief, a declaratory judgment and monetary and/or recissory damages. The plaintiff is also seeking, by separate application, a temporary restraining order, expedited discovery and a temporary injunction as to the Offer and Merger. The Defendants believe that the claims made in the CapGrowth Complaint are without merit and intend to vigorously defend against this action.
     The foregoing summary of the CapGrowth Complaint is qualified in its entirety by reference to the CapGrowth Complaint, which is incorporated in this Form 8-K by reference to Exhibit(a)(5)(A) of the Schedule 14D-9 filed on October 8, 2009.
Item 9.01. Exhibits

Exhibit No.	Exhibit
EX. 99.1	Complaint filed in the Superior Court of Connecticut, Judicial District of Stamford/Norwalk captioned CapGrowth Partners v. V. Prem Watsa et al. (Incorporated by reference to Exhibit (a)(5)(A) of the Schedule 14D-9 filed on October 8, 2009.)

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 8, 2009

ODYSSEY RE HOLDINGS CORP. (Registrant)
By:	/s/ Donald L. Smith
	Name:	Donald L. Smith
	Title:	Senior Vice President, General Counsel and Corporate Secretary